Exhibit 10.10
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SUPPLY AGREEMENT
by and between
MEDIWOUND LTD.
and
VERICEL CORPORATION
May 6, 2019

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS    1
ARTICLE 2 SUPPLY OF PRODUCTS    5

2.1	Scope of Agreement 5

2.2	Exclusive Supply 6

2.3	Materials 6

2.4	Labeling 6

2.5	Subcontracting 7

2.6	Facilities 8

2.7	Establishment of Second Source 9

2.8	Forecasting and Ordering 9

2.9	Delivery 11

2.10	Dating 12

2.11	Safety Stock 12

2.12	Non-Conforming Product 12

2.13	Shortages 13

2.14	Supply Failures 13
ARTICLE 3 COMPLIANCE, QUALITY AND ENVIRONMENTAL    14

3.1	Certificates of Analysis; Release 14

3.2	Records 14

3.3	Regulatory Compliance 14

3.4	Audit 15

3.5	Results of Audits and /or Regulatory Inspection 16

3.6	Regulatory Information 16

3.7	Recall 16

3.8	Quality Agreement 16
ARTICLE 4 CHANGES    17

4.1	Changes 17

4.2	Changes to Facility 17

4.3	Discretionary Manufacturing Changes 17

4.4	Regulatory Changes 18

4.5	Ongoing Regulatory Assistance 18
ARTICLE 5 PRICE AND PAYMENT TERMS    19

5.1	Supply Price 19

5.2	Price Mechanics 19

5.3	Cost Savings 19

5.4	Payments 20

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5.5	Late Payments 20

5.6	Taxes 20

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS    21

6.1	Mutual Representations and Warranties 21

6.2	Compliance with Law 21

6.3	Product Warranty 21

6.4	No Liens 21

6.5	Debarment 21
ARTICLE 7 INDEMNITY, INSURANCE    22

7.1	Indemnification by MediWound 22

7.2	Indemnification by Vericel 22

7.3	No Right of Indemnification under License Agreement 23

7.4	Procedure 23

7.5	Disclaimer 24

7.6	LIMITATION OF LIABILITY 24

7.7	Insurance 25
ARTICLE 8 TERM AND TERMINATION    25

8.1	Term 25

8.2	Automatic Termination 25

8.3	Termination for Breach 25

8.4	Termination by Vericel 25

8.5	Termination by MediWound 26

8.6	Effects of Termination 26

8.7	Survival 26
ARTICLE 9 INTELLECTUAL PROPERTY RIGHTS    27

9.1	Manufacturing License Grant 27

9.2	Trademarks License Grant. 27

9.3	Ownership 27
ARTICLE 10 FORCE MAJEURE    27

10.1	Excusing Performance 27

10.2	Notice of Force Majeure Event 27

10.3	Resumption; Termination 27
ARTICLE 11 MISCELLANEOUS    28

11.1	Assignment 28

11.2	Further Actions 28

11.3	Notices 28

11.4	Amendment 29

11.5	Waiver 29

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11.6	Severability 29

11.7	Descriptive Headings 29

11.8	Interpretation 29

11.9	Governing Law 30

11.10	Consent to Jurisdiction 30

11.11	Entire Agreement 31

11.12	Representation by Legal Counsel 31

11.13	Counterparts 31

11.14	No Third Party Rights or Obligations 31

11.15	Confidentiality 31

11.16	Bankruptcy 32

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SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of May 6, 2019 (the “Effective Date”), by and between Vericel Corporation, a corporation organized and existing under the laws of Michigan and having a principal place of business at 64 Sidney Street, Cambridge, MA 02139 (“Vericel”) and MediWound Ltd., a corporation organized and existing under the laws of Israel and having a principal place of business at 42 Hayarkon Street, Yavne, Israel 8122745 (“MediWound”). Vericel and MediWound may each be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Vericel and MediWound are parties to that certain License Agreement of even date herewith (the “License Agreement”), pursuant to which Vericel acquired an exclusive license to certain rights from MediWound; and
WHEREAS, in connection with the License Agreement, the Parties contemplate that during the Term, MediWound will provide certain manufacturing and other related services to Vericel in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS
The following terms have the meanings set forth below. Capitalized terms which are used but not defined herein have the meanings ascribed to such terms in the License Agreement.
1.1    “Additional Service” shall mean any service in addition to the Manufacture of a Product, as such services are identified on Exhibit B attached hereto, or such other service as may be requested by Vericel and agreed to by MediWound from time to time.
1.2    “Additional Service Fee” shall mean the fee, cost and/or expense to be paid by Vericel to MediWound for the performance of Additional Services, as such fee, cost and/or expense is agreed to by Vericel and MediWound in writing in respect of such Additional Services (plus VAT or similar taxes, if applicable).
1.3    “Agreement” has the meaning set forth in the Preamble.
1.4    “Batch” shall mean one (1) production lot of a Product.
1.5    “Binding Forecast” has the meaning set forth in Section 2.8(a).
1.6    “Binding Orders” has the meaning set forth in Section 2.8(b).
1.7    “BLA” means (a) a Biologics License Application as defined in the FD&C Act and the regulations promulgated thereunder, or (b) any equivalent or comparable application, registration or certification in any other country or region in the Territory.

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1.8    “Bulk Vehicle Gel” means the formulated NexoBrid product gel in bulk form, prior to filling and finishing, as further described in the applicable Specifications.
1.9    “Business Day” means a day other than a Friday, Saturday, Sunday or bank or other public holiday in New York, New York or Yavne, Israel.
1.10    “cGMP” means the then-current good manufacturing practices for pharmaceuticals, as set forth in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, as amended from time to time, and such equivalent or similar standards for good manufacturing practice as are required by other Governmental Authorities in countries in which Products are intended to be manufactured or sold.
1.11    “Change Notification Period” has the meaning set forth in Section 4.1.
1.12    “Confidential Information” has the meaning set forth in the License Agreement insofar as such information is disclosed pursuant to this Agreement. The terms of this Agreement are the Confidential Information of both Parties, subject to Section 11.15.
1.13    “Conforming Product” means, with respect to the applicable Product, that, as of the date of delivery to Vericel or its designated Affiliate or contractor in accordance with Section 2.9(c) hereof, such Product (a) meets, and was Manufactured in accordance with, the applicable Specifications, Regulatory Standards (including cGMP where applicable) and the requirements set forth in the Quality Agreement, (b) is free from defects in materials and workmanship, (c) is not adulterated or misbranded within the meaning of the FD&C Act (or similar requirements of the countries for which the Product will be distributed), and (d) is not an article which may not, under the provisions of the FD&C Act, be introduced into interstate commerce.
1.14    “Cost Savings Change” has the meaning set forth in Section 5.3.
1.15    “Discretionary Manufacturing Changes” has the meaning set forth in Section 4.1.
1.16    “Effective Date” has the meaning set forth in the Preamble.
1.17    “Excess Amount” has the meaning set forth in Section 2.8(b).
1.18    “Facility” means MediWound facility located at 42 Hayarkon Street, Yavne, Israel 8122745 and any other facility approved by Vericel in accordance with Section 2.6.
1.19    “Finished Product” means finished NexoBrid product, comprising the Intermediate Drug Product filled into unit packages and Bulk Vehicle Gel filled into unit packages and sterilized, including labeling and packaging, as further described in the applicable Specifications.

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1.20    “First Commercial Sale” means, with respect to any Licensed Product and with respect to any country of the Territory, the first sale of such Licensed Product by Vericel or an Affiliate or Sublicensee of Vericel to a Third Party in such country after such Licensed Product has been granted Regulatory Approval by the appropriate Regulatory Authority(ies) for such country.
1.21    “Force Majeure Event” has the meaning set forth in Section 10.1.
1.22    “Initial Term” has the meaning set forth in Section 8.1.
1.23    “Intermediate Drug Product” means the formulated Intermediate Drug Substance as a bulk lyophilized powder, prior to filling and finishing, for use in the Product, as further described in the applicable Specifications.
1.24    “Intermediate Drug Substance” means formulated mixture of proteolytic enzymes enriched in bromelain in solution manufactured for use in manufacturing the Intermediate Drug Product.
1.25    “Key Material” means, with respect to a given Product, those key Materials for the Manufacture of such Product as designated by the Parties. Schedule 1.26 will include a list of the then-current Key Materials, as designated by the Parties, which will be updated by the Parties from time to time during the Term to reflect additions and deletions thereof.
1.26    “Key Materials Suppliers” means, with respect to a given Product, the entities that MediWound, its Affiliate or its Third Party manufacturer has engaged (whether as of the Effective Date or from time to time during the Term) to manufacture, supply, furnish or provide the Key Materials for such Product. Schedule 1.26 will include a list of the then-current Key Materials Suppliers for each Product, which will be updated by MediWound from time to time during the Term to reflect additions and deletions thereof.
1.27    “Latent Defect” means, with respect to a Product supplied by MediWound to Vericel hereunder, a defect existing at the time of delivery of such Product to Vericel that causes such Product to fail to conform to the corresponding Product Warranty for such Product, which defect is not reasonably obvious to Vericel upon inspection of such Product during the [***] period pursuant to Section 2.12 following such delivery but is discovered at a later time.
1.28    “Liability” has the meaning set forth in Section 7.1.
1.29    “License Agreement” has the meaning set forth in the recitals of this Agreement.
1.30    “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

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1.31    “Materials” means, with respect to a given Product, all raw materials, Bulk Vehicle Gel (where MediWound is supplying a Product other than Bulk Vehicle Gel), Intermediate Drug Product (where MediWound is supplying a Product other than Intermediate Drug Product), supplies, components, excipients, and intermediates, labels and packaging materials necessary to Manufacture and ship such Product in accordance with the applicable Specifications.
1.32    “Maximum Capacity” has the meaning set forth in Section 2.6.
1.33    “MediWound” has the meaning set forth in the Preamble.
1.34    “MediWound Indemnified Party” has the meaning set forth in Section 7.2.
1.35    “Minimum Shelf Life” has the meaning set forth in Section 2.10.
1.36    “Non-Conforming Product” has the meaning set forth in Section 2.12.
1.37    “Parties” has the meaning set forth in the Preamble.
1.38    “Product” means, as applicable, the (a) Intermediate Drug Product, (b) Bulk Vehicle Gel and (c) Finished Product.
1.39    “Product Warranty” has the meaning set forth in Section 6.3.
1.40    “Purchase Order” shall mean a firm, written order for purchase of one or more Products submitted by Vericel to MediWound that complies with the terms and conditions of this Agreement.
1.41    “Quality Agreement” has the meaning set forth in Section 3.8.
1.42    “Recall” means a recall, withdrawal or field correction of a Product.
1.43    “Regulatory Change” has the meaning set forth in Section 4.4.
1.44    “Regulatory Standards” means all applicable Laws within the Territory applicable to the Manufacturing and shipment of the Product or any aspect thereof and the obligations of MediWound hereunder, including, without limitation, (a) the FD&C Act (or similar requirements of the countries for which the Product will be distributed), (b) cGMPs, and (c) the rules and regulations promulgated under or by a Regulatory Authority or any successor agency or other comparable agency thereto as each may be amended from time to time.
1.45    “Remediation Plan” means a reasonably detailed corrective action plan that would outline remediation of a Supply Failure that include the date by which MediWound will implement such remediation and remedy such Supply Failure.
1.46    “Renewal Term” has the meaning set forth in Section 8.1.
1.47    “Rolling Forecast” has the meaning set forth in Section 2.8(a).

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1.48    “Safety Stock” has the meaning set forth in Section 2.11.
1.49    “Second Source” has the meaning set forth in Section 2.7.
1.50    “Specifications” means, with respect to a given Product, the written specifications for such Product set forth in the applicable Regulatory Approval corresponding thereto as defined in the Quality Agreement, which specifications may be amended from time to time in accordance with this Agreement.
1.51    “Suppliers” has the meaning set forth in Section 2.3.
1.52    “Supply Failure” means, with respect to a given Product, MediWound’s failure to timely deliver to Vericel (i) at least [***] of the quantity of such Product ordered in accordance with the Binding Orders for such Product (for avoidance of doubt, in determining the percentage of Product delivered for purposes of this clause (i), only Product that conforms to the Product Warranty and is delivered by MediWound in accordance with this Agreement, shall be included), as measured over a period of any [***], or (ii) a cessation or suspension of Manufacturing of Product by MediWound that is not cured by MediWound in accordance with Section 2.14, that is reasonably likely to result in a failure by MediWound to timely deliver Product to Vericel as described in the foregoing clause (i), that, in either case (the foregoing clause (i) or clause (ii)), is not caused by a breach of this Agreement by Vericel.
1.53    “Supply Price” has the meaning set forth in Section 5.1.
1.54    “Term” has the meaning set forth in Section 8.1.
1.55    “Territory” means the United States, Canada and Mexico.
1.56    “Third Party” shall mean any Person other than Vericel, MediWound or their respective Affiliates.
1.57    “Third Party Claims” has the meaning set forth in Section 7.1.
1.58    “Third Party Supply Agreement” means any agreement between MediWound (or any of its Affiliates) and any Third Party that relates to Manufacture or supply of a Licensed Product.
1.59    “Vericel” has the meaning set forth in the Preamble.
1.60    “Vericel Indemnified Party” has the meaning set forth in Section 7.1.
ARTICLE 2
SUPPLY OF PRODUCTS

2.1    Scope of Agreement. Subject to the terms and conditions of this Agreement, MediWound shall Manufacture (or have Manufactured) Product for clinical and commercial use by Vericel and perform the Additional Services as required for completion of the activities

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contemplated under this Agreement and the License Agreement in accordance with the applicable Specifications, Regulatory Standards and the Quality Agreement. MediWound shall Manufacture and supply Product in exchange for the Supply Price and shall perform the Additional Services for the Additional Service Fees.
2.2    Exclusive Supply. During the first five (5) years of the Term, with respect to the Bulk Vehicle Gel, Intermediate Drug Product and Finished Product, Vericel shall order and purchase such Products exclusively from MediWound in accordance with the terms of this Agreement; provided, however, Vericel may Manufacture or have Manufactured the Products (a) upon the occurrence of a Supply Failure with respect to any Product hereunder, or (b) as otherwise permitted under the terms of the License Agreement or this Agreement. The Parties agree that nothing in this Section 2.2 is intended to limit the identification, evaluation, technology transfer or validation by Vericel of (x) a Second Source for the Manufacture and supply of Product or (y) a provider of filling and packaging services for Product, and that such activities are expressly permitted hereunder.
2.3    Materials. MediWound shall purchase at its cost and expense all Materials required for Manufacture by MediWound of the Product for supply to Vericel for the Territory pursuant to this Agreement. Any and all forecasts and purchase orders for such Materials shall be placed at MediWound’s sole expense and under its sole responsibility. MediWound shall place such purchase orders on a timely basis in order to avoid any undue delay, interruption or other discontinuance in the Manufacture or delivery of the Product. MediWound shall manage and be responsible for all contracts or other arrangements with MediWound’s suppliers of Materials (“Suppliers”). Subject to the terms of this Agreement and the Quality Agreement, as between the Parties, MediWound shall be responsible and have liability for all actions and omissions of, and the failure to comply with the applicable terms of this Agreement, applicable Law or Regulatory Standards by the Suppliers in performance of Manufacturing activities for the supply of Products to Vericel for the Territory on behalf of MediWound hereunder. MediWound shall ensure that all Materials conform to the terms of this Agreement, including the applicable Specifications and to the terms of the Quality Agreement.
2.4    Labeling. Vericel shall be responsible for supplying MediWound with copy for labeling. Upon its receipt of labeling copy from Vericel, MediWound shall provide artwork of the labeling to Vericel for its review and approval. Vericel’s review time shall not exceed [***] after its receipt of the artwork from MediWound. In the event that Vericel requests any changes to the labeling, MediWound shall make such changes as promptly as possible and return such labeling artwork to Vericel for its final review and approval, which it shall complete with [***] after its receipt of the modified artwork. MediWound shall be responsible for ordering, at its expense, sufficient quantities of labeling as forecasted to be required, based upon the [***] of the then-current Rolling Forecast. MediWound shall store the labeling as required by Regulatory Standards and shall use the labeling in Product packaging as set forth in the Specifications. Vericel shall be permitted to require changes to the labeling artwork from time-to-time at its cost, but will be required to reimburse MediWound for the cost of any quantities of labeling procured by MediWound that is rendered unusable by such changes, up to the quantities of labeling as

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forecasted to be required, based upon the [***] of the then-current Rolling Forecast as of the date of such change by Vericel of the labeling artwork. [***].
2.5    Subcontracting.
(a)    [***]. No Third Party service provider or subcontractor shall be provided with Vericel’s Confidential Information without first executing a confidentiality agreement that contains terms and conditions that are at least as protective as the confidentiality terms, conditions and restrictions set forth in this Agreement. Notwithstanding the foregoing, MediWound shall remain liable for the performance of all Third Party subcontractors and its Affiliates under this Agreement.
(b)    MediWound shall use commercially reasonable efforts to ensure that any Third Party Supply Agreement [***].
(c)    If the forecasting or order timing or other provisions of a Third Party Supply Agreement do not align with the corresponding provisions of this Agreement then the Parties shall discuss in good faith appropriate modifications to this Agreement or to such Third Party Supply Agreement, to bring the relevant provisions into alignment; provided, however, that Vericel or MediWound shall have no obligation to agree to any amendment to this Agreement or such Third Party Supply Agreement that can reasonably be expected to materially disadvantage Vericel or MediWound, respectively.
2.6    Facilities.
(a)    Current and Expanded Capacity. The Parties agree and acknowledge that, as of the Effective Date, MediWound’s current Facility can fill orders from Vericel for use in the Territory up to [***] of Intermediate Drug Product, whether provided in that form or in the form of the equivalent amount of Finished Product within a calendar year (“Maximum Capacity”). The Parties agree and acknowledge that the Facility will require either expansion or modification (which may include moving to or adding another location) to meet future capacity requirements for the Product. By no later than [***], MediWound shall fund, at its sole cost, the expansion of its annual manufacturing capacity to be [***] of Intermediate Drug Product (whether provided in that form or in the form of the equivalent amount of Finished Product). The Parties will in good faith review existing market research to mutually agree on peak anticipated volume prior to [***]. After the foregoing expansion, the expanded capacity shall be deemed the “Maximum Capacity” for purposes of this Agreement. As part of the expansion of the Facility, the Parties will discuss any shut down or transfer to another facility made in connection therewith.
(b)    Shut-Down or Expansion of Facility; Transfer to Another Facility. In the event that MediWound desires to cease or shut down operations at a Facility, expand or modify a Facility, or transfer the Manufacturing of a Product to another facility which would reasonably be anticipated to result in inability (permanent or temporary) of MediWound to Manufacture, supply or otherwise perform its obligations hereunder, MediWound shall provide prior written notice to Vericel within the applicable Change Notification Period of such planned shut-down, cessation, expansion, modification or transfer. During such Change Notification Period, Vericel

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will have the right to order, and in such case MediWound will manufacture, up to [***] of quantities of Product set forth in the Rolling Forecast with respect to such Change Notification Period which in any event will not exceed the Maximum Capacity. Notwithstanding the foregoing, MediWound shall remain obligated to supply Product at the then current Facility and will not supply Product to Vericel from a new facility unless and until MediWound can perform the Manufacturing and supply Product from such new Facility in accordance with the terms of this Agreement and any modifications to the regulatory filings for such Product are approved by the relevant Regulatory Authorities. MediWound shall bear all costs incurred in connection with the shut-down, cessation, expansion or modification of the Facility or transfer of the Manufacturing of a Product to a new facility pursuant to this Section 2.6(b), including any costs associated with changes to the regulatory filings. Once such new facility is able to Manufacture in accordance with the terms of this Agreement and all required regulatory changes have been approved, such new facility shall be the Facility for purposes of such Product under this Agreement.
2.7    Establishment of Second Source.
(a)    Within [***] of the Effective Date, MediWound must provide Vericel with true and accurate copies of all documents consistent with Schedule 2.7. If MediWound does not provide all documents within [***] of the Effective Date, Vericel’s obligation under Section 8.1 regarding the time period to provide MediWound with a notice of an extension of the Initial Term shall be extended by the amount of time beyond [***] taken by MediWound to provide the required documents.
(b)    Within [***] of a request by Vericel to initiate technology transfer or as soon as reasonably practicable upon request by Vericel in connection with a Supply Failure, MediWound shall provide Vericel, at Vericel’s cost consistent with Schedule 4.5, with information necessary for Vericel to qualify a second or back-up supplier identified by Vericel for the Manufacture and supply of Product (a “Second Source”) and facilitate technology transfer to such Second Source so that Vericel can consistently manufacture intermediate and final product that meets all specifications. MediWound will notify the IIA in accordance with applicable Israeli Laws upon the commencement of Manufacture of Product by such Second Source. MediWound will provide Vericel with access to the manufacturing process and information and any and all original processes, records, and any other information required to manufacture, package and test the Product in accordance with the Specifications. Second Source manufacturers shall be permitted to manufacture Product for Vericel, its Affiliates and Sublicensees as provided in Section 9.1 and the License Agreement; provided that such Second Source manufacturers: [***].
2.8    Forecasting and Ordering.
(a)    Forecasting. Vericel shall furnish MediWound with a [***] rolling forecast of the quantities of each Product that Vericel intends to order during the succeeding [***] period (each, a “Rolling Forecast”) which in any event will not exceed the Maximum Capacity for the Binding Forecast. No later than [***] after the filing of a BLA, Vericel shall

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furnish MediWound the first rolling Forecast. Subject to this Section 2.8, the [***] of each Rolling Forecast shall constitute a binding order for the quantities of Product specified (“Binding Forecast”). The remaining [***] of each Rolling Forecast shall be non-binding, but shall represent Vericel’s good faith estimate, as of the date of its submission of the Rolling Forecast, of its forecasted requirements of the Product during such period. MediWound shall maintain at all times the manufacturing capacity at the relevant Facility to manufacture [***] of the quantities of Product set forth in the current Calendar Year of the Rolling Forecast (as was set forth at the Rolling Forecast submitted immediately prior to the beginning of such Calendar Year) which in any event will not exceed the Maximum Capacity.
(b)    Purchase Orders. On a Calendar Quarter basis, Vericel shall issue at least one Purchase Order for the number and unit size of each Product specified in the Binding Forecast. Vericel is not limited to one Purchase Order per Calendar Quarter. Each Purchase Order shall specify (i) a purchase order number; (ii) the quantity of units of each Product to be Manufactured; and (iii) the requested delivery date of such Product (which in no event shall be earlier than [***] days following the date the applicable Purchase Order was received by MediWound). MediWound shall respond to each Purchase Order within [***] of receipt by: (i) accepting such Purchase Order if it conforms to the requirements of this Agreement or (ii) notifying Vericel if such Purchase Order does not conform to the requirements of this Agreement. If MediWound timely notifies Vericel that a Purchase Order does not conform to the requirements of this Agreement, the Parties shall confer as soon as reasonably practicable to resolve any issues related to such purported nonconformity. If MediWound fails to respond to a Purchase Order that is consistent with the Binding Forecast within [***] after receiving it, Vericel will, within [***] thereafter, confirm with MediWound that such Purchase Order was received by MediWound, and if such Purchase Order is consistent with the Binding Forecast and was properly submitted by Vericel in accordance with this Section 2.8(b), MediWound shall be deemed to have accepted such Purchase Order (“Binding Order”) as of the date of MediWound’s receipt of such Purchase Order. If a Purchase Order contains quantities of Products in excess of the quantity of such Product forecasted for such quarter (as was set forth at the Rolling Forecast submitted immediately prior to the beginning of such Calendar Year) by an amount greater than [***] of the Binding Forecast (“Excess Amount”), MediWound will accept the Purchase Order up to, but not including the Excess Amount which in any event will not exceed the Maximum Capacity. Should Vericel place a Purchase Order to procure a given Product in a given Calendar Quarter which includes an Excess Amount, MediWound shall use commercially reasonable efforts to meet Vericel’s request. If there is a conflict between this Agreement and any Purchase Order, this Agreement shall govern.
(c)    Minimum Purchase Obligation. In each Calendar Year following Vericel’s submission of the first Rolling Forecast, Vericel shall issue Purchase Orders for at least [***] of the quantities of each Product set forth in the current Calendar Year of the Rolling Forecast (as was set forth at the Rolling Forecast submitted immediately prior to the beginning of such Calendar Year).
(d)    BARDA. As of the Effective Date, MediWound is a party to BARDA Contract HHSO100201500035C and BARDA Contract HHSO100201800023C (collectively, the

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“BARDA Agreements”) with the Biomedical Advanced Research and Development Authority (“BARDA”). The Parties agree that until commercial obligations under such BARDA Agreements are transferred to Vericel, MediWound shall remain responsible for the supply and other obligations and shall manage the forecasts and production schedule for such BARDA Agreements.  During such period, any Product ordered by BARDA from MediWound will not be included in Purchase Orders, Binding Orders, Rolling Forecasts or the minimum purchase obligation set forth in Section 2.8(c); provided that the Product ordered by BARDA from MediWound will be included in the Maximum Capacity and thus the applicable Maximum Capacity for the Binding Orders will be adjusted accordingly.  If and when commercial obligations under such BARDA Agreements are transferred to Vericel, then Vericel shall become responsible for including the applicable purchases by BARDA in its Purchase Orders, Binding Orders and Rolling Forecasts and such purchases will be included in the Maximum Capacity and the minimum purchase obligation set forth in Section 2.8(c).
2.9    Delivery.
(a)    Shipping. MediWound shall only ship Products that have been Manufactured and released in accordance with the Specifications. Unless agreed in advance by Vericel and MediWound in writing, MediWound shall not ship (or permit such Third Party packager to ship) any Products prior to approval and release by MediWound in accordance with the Quality Agreement and Regulatory Standards. Unless otherwise agreed upon by the Parties, Products shall be delivered to Vericel Ex-Works (Incoterms 2010), at MediWound’s facility (the “Delivery Site”) at which point, the title and risk of loss shall transfer to Vericel which shall transfer the Products from the Delivery Site in accordance with cGMP as applicable. MediWound shall notify (or cause such Third Party packager to notify) Vericel at least [***] prior to any shipment of Products.
(b)    Delivery Amount. MediWound shall deliver Product within [***] of the units set out on the relevant Purchase Order. To the extent that a delivery is in excess of [***] of the amount set out on the relevant Purchase Order, Vericel may accept such excess Product provided that if Vericel accepts such excess, Vericel shall be entitled, (i) where commercially reasonable for Vericel, to vary the delivery date agreed between Vericel and MediWound in accordance with Section 2.8 for the immediately following shipment(s) of the applicable Product to the extent reasonably required due to the acceptance of such excess, and (ii) to reduce subsequent Purchase Orders and take credits for the amount of excess Product received against the minimum purchase obligation set forth in Section 2.8(c). To the extent that a delivery is less than [***] but at least [***] of the amount set out on the relevant Purchase Order, Vericel shall accept such delivery and shall be entitled, (A) where commercially reasonable for Vericel, to vary the delivery date agreed between Vericel and MediWound in accordance with Section 2.8 for the immediately following shipment(s) of the applicable Product due to the acceptance of such delivery, and (B) to increase subsequent Purchase Orders with the applicable shortage quantities.
(c)    On Time Delivery. MediWound’s performance with respect to “on time delivery” will be measured as delivery to Vericel [***] before or after the delivery date agreed

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between Vericel and MediWound in accordance with Section 2.8; provided that MediWound shall be deemed to have made a delivery during the “on time delivery” window if the delay in delivery to Vericel is due to Vericel’s failure to comply with its obligations under this Agreement (including in connection with Vericel’s review of the Batch records).
2.10    Dating. The remaining shelf-life for each Product for the Territory shall be at least [***] of the FDA approved shelf-life of such Product, as measured from the time of delivery of such Product to Vericel (the “Minimum Shelf Life”).
2.11    Safety Stock. MediWound shall be entitled to meet its obligation to maintain as safety stock not less than [***] of the Rolling Forecast demand of stock of each of the Key Materials (the “Safety Stock”) so long as the Minimum Shelf Life has been satisfied by holding either Product or an equivalent quantity of Materials, or a mixture of the two. The Parties will cooperate to set minimum inventory levels of Key Materials held by Key Materials Suppliers. Vericel shall maintain an inventory of [***] supply of unlabeled or labeled Finished Product in order to supply its commercial requirements in accordance with the Rolling Forecast, which may be stored at Facility at Vericel’s option, cost and risk.
2.12    Non-Conforming Product.
(a)    Rejection Notice. Unless otherwise mutually agreed by the Parties in writing, within [***] after receipt of a delivery of Product hereunder, Vericel shall give MediWound written notice of rejection (“Rejection Notice”) (i) if the Product does not constitute Conforming Product (“Non-Conforming Product”) or (ii) of any shortage in quantity of such delivery of Product. Any such Rejection Notice provided with respect to any quantity of Product shall be deemed to apply to the full Batch of such Product unless otherwise specified by Vericel. Vericel shall be deemed to have accepted such shipment of Product as Conforming Product and any shortage in quantity if it does not provide Rejection Notice within [***] after receipt of delivery describing the reasons for such rejections in reasonable detail, provided, however, that such [***] period shall not apply to any Latent Defects, in which case Vericel shall notify MediWound of any such failure as soon as reasonably possible, but in any event within [***] after the Latent Defect is confirmed by Vericel and prior to expiration of the shelf-life for such Product.
(b)    Disputes. In the event that MediWound disagrees with Vericel’s claim that Product fails to constitute Conforming Product, then the Parties shall promptly attempt to resolve such dispute. If the Parties cannot resolve such dispute, a sample of such Product shall be submitted by MediWound and Vericel to a mutually agreeable qualified Third Party laboratory for testing against the applicable Specifications, Regulatory Standards and other standards and controls in the Quality Agreement and the test results obtained by such laboratory shall be final and controlling (absent manifest error). Test results must be furnished to both Parties within [***] of concluding such testing. The fees and expenses of such laboratory testing and any obsolescence due to short dating shall be borne entirely by the Party whose original Product analysis was in error.

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(c)    Remedy. On receipt of Vericel’s Rejection Notice pursuant to Section 2.12(a), subject to Section 2.12(b), MediWound shall, [***] (except if such Non-Conforming Product is due to MediWound’s gross negligence or willful misconduct):
(i)    deliver the appropriate shortage quantities of Conforming Product as promptly as possible, at no additional cost or expense (including, without limitation, freight costs) to Vericel;
(ii)    replace the Non-Conforming Product with Conforming Product as promptly as possible, at no additional cost or expense (including, without limitation, freight costs) to Vericel; or
(iii)    promptly grant Vericel a credit in an amount equal to the amount paid or payable by Vericel with respect to reasonable out of pocket expenses directly associated with the Non-Conforming Product to the extent applicable (e.g. shipment costs, destruction fees, and restocking fees) and any such shortage or Non-Conforming Product, including, without limitation, but solely in the case of Non-Conforming Product, expenses associated with destruction or return at MediWound’s instruction. This subsection (iii) shall additionally apply in the event Vericel elects as its option the foregoing (i) or (ii), as applicable, and such delivery or replace of Product thereunder is not practicable within a reasonable period of time (as reasonably determined by MediWound).
2.13    Shortages.
(a)    Without limiting any other rights or remedies available to Vericel, in the event of any shortage in the supply of any Materials or Product, or if MediWound is for any other reason unable to supply Product in compliance with the terms of this Agreement, then MediWound will promptly notify Vericel and, in the event such inability is caused by a shortage of any Materials and/or capacity required for the Manufacture of any Product, will take all commercially reasonable steps to (i) procure adequate quantities of Materials from Third Party suppliers reasonably acceptable to Vericel, and (ii) use commercially reasonable efforts to fulfill all Binding Orders for Product.
(b)    Prior to a Second Source commencing supply of Product, in the event of a shortage of (i) any Materials required to Manufacture Product or (ii) Product, MediWound will allocate the available Materials to the Manufacture of Product for sale to Vericel and will allocate the available Product for sale to Vericel, in each case ((i) or (ii)), to the extent any Binding Orders then in place prior to allocating such materials to the Manufacture of any other product (including EscharEx), or for any entity other than Vericel.
(c)    After a Second Source commences supply of Product, in the event of a shortage of Materials or Product, MediWound will allocate to Vericel its pro rata share of MediWound’s supply of the same in a manner no less favorable than those of its equivalently situated customers or MediWound’s own similarly situated products.

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(d)    The Parties will cooperate to discuss expansion plans, address capacity and any other product supply issues, including efficient use of resources, manufacturing schedules and shipping schedules.
2.14    Supply Failures. In the event that MediWound becomes aware of the existence of a situation that may lead to a Supply Failure, then MediWound shall promptly (and in no event later than [***] from the date of such awareness) notify Vericel of the particular circumstances. MediWound and Vericel shall promptly discuss how to resolve such circumstances in an effort to avoid or mitigate such potential Supply Failure. MediWound shall investigate the root cause of the anticipated Supply Failure and prepare and provide to Vericel a Remediation Plan within [***] of MediWound’s notice to Vericel. If the Remediation Plan is acceptable to Vericel, and MediWound is able to reasonably assure Vericel of MediWound’s ability to Manufacture Product and, thereby, (a) avoid a Supply Failure or (b) supply Product in accordance with the Rolling Forecast within [***], then MediWound shall continue to Manufacture Product for Vericel. In all other cases, Vericel shall be permitted to take such measures as are reasonably determined in good faith by Vericel to ensure the supply of Product to the marketplace including cancelling or revising outstanding Purchase Orders and, at Vericel’s option, Vericel’s obligations under Section 2.8(a), (b) and (c) shall be deemed terminated.
ARTICLE 3
COMPLIANCE, QUALITY AND ENVIRONMENTAL

3.1    Certificates of Analysis; Release. MediWound shall perform, or cause to be performed testing and other activities on each Batch of Product Manufactured pursuant to this Agreement before delivery to Vericel or Vericel’s designated Affiliate or contractor and consistent with the testing and procedures specified in the Quality Agreement. In the event of any change in Specifications, the certificate of analysis shall contain the required information in accordance with the then-approved release tests in conjunction with applicable change control procedures in accordance with this Agreement and the Quality Agreement. MediWound shall send, or cause to be sent, such certificates to Vericel prior to delivery of each such Batch unless otherwise agreed by the Parties in writing or specified in the Quality Agreement.
3.2    Records. MediWound shall maintain and shall cause each Supplier to maintain all Manufacturing records, including packaging, analytical and stability records, all records of shipment, and all validation data relating to the Product Manufactured and supplied to Vericel hereunder for the Territory to the extent and for the time periods required by applicable Regulatory Standards with respect to such Product. MediWound shall make such records and data available for Vericel’s review on Vericel’s reasonable request as mutually agreed by the Parties.
3.3    Regulatory Compliance. MediWound shall advise Vericel promptly, but in any event within [***] on becoming aware of an authorized agent of a Regulatory Authority visit or inspection to its or any of the Suppliers’ Facilities where the Products are being Manufactured for supply to Vericel for the Territory hereunder and in connection with the Manufacturing of the Products. MediWound agrees to use commercially reasonable efforts to permit one or more

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Vericel representatives to be present for all or part of such visit or inspection if Vericel so requests. MediWound shall use commercially reasonable efforts to furnish to Vericel a copy of all material information supplied and/or issued by any Regulatory Authority to the extent that such report relates to the Manufacture or supply of Product to Vericel for the Territory, or the ability of MediWound or the Suppliers to so Manufacture or supply hereunder, within [***] of its receipt of such information. Before MediWound or any Supplier responds to any Regulatory Authority where such correspondence would reasonably be expected to have a material impact on the Manufacture or supply of Product to Vericel for the Territory, Vericel will be provided a reasonable opportunity, unless prohibited by applicable Law, to review and comment on the portion of such response related thereto, provided that Vericel shall conduct such review and provide such comments reasonably in advance of when any such response is due to such Regulatory Authority, and further provided that nothing herein, including failure by Vericel to provide such timely review and comment, shall in any way restrict MediWound or its Suppliers from taking, and MediWound and its Suppliers shall at all times be permitted to take, such actions or inactions necessary for its and their compliance with applicable Law. With respect to any and all requirements of a Regulatory Authority for the Manufacture of Product for Commercialization in the Territory following the First Commercial Sale of the Product in a country in the Territory, the Parties shall discuss in good faith such requirements and allocation of responsibility between the Parties.
3.4    Audit.
(a)    Vericel shall have the right from time to time during the Term of this Agreement, but not more than [***] (unless (i) otherwise agreed between the Parties or (ii) if Section 3.4(b) below applies) during normal business hours and upon not less than [***] prior notice (unless Section 3.4(b)(iv) applies), to enter and inspect any Facility and any related utilities and/or services used in Manufacturing Product in order to carry out a cGMP quality and compliance audit of those parts of the Facility involved in or which could have any impact on Manufacture of such Product (including those used for storing, warehousing and/or testing and utilities), including for the purpose of confirming that no types of product which could reasonably be expected to impact the quality of the Product are being manufactured on site in deviation of cGMP.
(b)    In addition to the rights set out in Section 3.4(a), where (i) any audit carried out in accordance with this Section 3.4 has identified any breach of this Agreement, (ii) Vericel has a reasonable basis to suspect a breach of this Agreement, (iii) any previous audit carried out in accordance with this Section 3.4 has identified any major or critical findings, or (iv) if such audit is in response to or following an audit from a regulatory agency, and such audit resulted in a 483 or equivalent citation, then Vericel shall have the right to carry out, upon reasonable prior notice and during normal business hours, follow up compliance audit(s).
(c)    MediWound shall be solely responsible for ensuring the cGMP compliance status of subcontractors (where such subcontractors are carrying out activities to which cGMP applies) used in relation to the performance of its obligations under this Agreement.

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(d)    MediWound shall use commercially reasonable efforts to procure the right for Vericel to have the same inspection rights described in this Section 3.4 at the premises of any such subcontractor, and if unable to procure such rights, shall carry out such audits itself and shall report its non-confidential findings to Vericel.
(e)    The above obligations of MediWound and rights of Vericel shall apply, mutatis mutandis, to the rights of MediWound and obligations of Vericel with respect to the undertaking of Vericel and its Affiliates, Sublicensees and Distributors to comply with the cGMP as applicable to their activities and the related audit rights to ensure such compliance.
3.5    Results of Audits and /or Regulatory Inspection. Observations and conclusions of Vericel’s audits will be issued to MediWound, which materials shall be deemed Confidential Information, provided that any Confidential Information of MediWound contained therein or upon which such observations and conclusions are based shall remain the Confidential Information of MediWound. MediWound and Vericel shall, at Vericel’s expense (unless the result is due to a material breach of MediWound of any of its obligations under this Agreement), (a) cooperate to determine the cause for any identified issues, (b) work together in good faith to develop a corrective action, and (c) endeavor to implement such corrective action within a mutually agreed time period thereafter.
3.6    Regulatory Information. MediWound shall promptly disclose to Vericel, upon its request, information in MediWound’s possession required for Vericel to obtain and maintain any and all needed permits, approvals, or licenses issued by any and all Regulatory Authorities relating to the Manufacture, storage, packaging, and sale of a Product, as the case may be. MediWound shall use reasonable commercial efforts to cause Suppliers to, provide to Vericel in a reasonable, timely manner (including within a reasonable period prior to the due date of Vericel’s annual report to an applicable Regulatory Authority with respect to the Product), all information in its or their respective possession which Vericel requires regarding the Product in order to comply with such Regulatory Standards. MediWound shall provide new regulatory correspondence related to the Product as soon as possible but in no event less than [***].
3.7    Recall. Any decision to initiate a Recall of a Product in a country in the Territory shall be made by the marketing approval holder and shall be made in compliance with and to the extent permitted by applicable Law, after consultation between the Parties. Vericel’s and its Affiliates’, Sublicensees’ and Distributors’ costs (including internal costs of Vericel) associated with any such Recall shall be borne solely by Vericel (including refunds to customers); provided, however, that all out of pocket expenses associated with a Recall (including those of Vericel and its Affiliates, Sublicensees and Distributors and refunds to customers) shall be borne solely by MediWound to the extent such Recall (a) arises from or is caused directly by any breach by MediWound of this Agreement, the License Agreement or the Quality Agreement, or MediWound’s or any of its Affiliates’, Suppliers’ or subcontractors’ negligence or willful misconduct; or (b) resulting directly from MediWound’s failure to supply Product that conforms to the applicable Product Warranty. MediWound shall cooperate in the implementation of any Recall of Product in the Territory, as required by applicable Law or reasonably requested by Vericel and, for such a Recall, the cost of such cooperation shall be at Vericel’s reasonable

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expense (except to the extent the Recall results from the matters described in the foregoing clauses (a) or (b)).
3.8    Quality Agreement. Each Party shall perform the duties required of it pursuant to a quality agreement to be entered into by the Parties within [***] of the execution of this Agreement (the “Quality Agreement”). To the extent the Quality Agreement either conflicts with this Agreement or is silent on an issue addressed, this Agreement shall control, except to the extent the matter is strictly a quality matter, in which event the Quality Agreement shall supersede this Agreement solely with respect to such quality matter.
ARTICLE 4
CHANGES

4.1    Changes. MediWound shall not change the Specifications or Manufacturing process for the Manufacture of Product for supply to Vericel for the Territory hereunder except as expressly permitted pursuant to this Article 4. Each Party shall notify the other Party of any change in the Regulatory Standards applicable to the Manufacturing of Product for the supply to Vericel for the Territory that could reasonably affect the obligations of MediWound under this Agreement. All changes shall include an assessment of the need for regulatory submission and approval by a method to be defined in the Quality Agreement. The applicable notification period for any change or proposed change by a Party to the Manufacturing process or Specifications for a Product or Key Materials, the Facility and other Manufacturing changes (the “Change Notification Period”) is set forth on Schedule 4.1.
4.2    Changes to Facility. Except as expressly permitted pursuant to Section 2.6 and this Article 4, MediWound shall not perform any change of any part of any Facility, change the physical location within the Facility for Manufacturing any Products or change the Facility at which the Manufacturing of any Products takes place, if such change would reasonably be expected to (a) impact the Regulatory Approval for one or more of the Products or any regulatory compliance program; or (b) result in inability (permanent or temporary) of MediWound to Manufacture, supply or otherwise perform its obligations per Vericel’s Rolling Forecast in accordance with this Agreement. For any change in the Facility at which the Manufacturing of any Products takes place, MediWound shall (i) give Vericel notice within the applicable Change Notification Period, and (ii) provide Vericel a plan for avoiding any interruption in supply that may result from such change. In the event of a “Major” change to the Facility (as detailed in Schedule 4.1), such change will be treated in accordance with Section 2.6(b).
4.3    Discretionary Manufacturing Changes. Vericel may propose changes to the Specifications or Manufacturing process for the supply of Product to Vericel for the Territory that are not Regulatory Changes (any such change, a “Discretionary Manufacturing Change”). If agreed to by MediWound, MediWound or its Suppliers will use commercially reasonable efforts to make such proposed changes, and Vericel will bear [***] of the costs associated with such changes. MediWound may propose changes to the Specifications or Manufacturing process for the supply of Product for the Territory that are not Regulatory Changes. MediWound shall propose any such Discretionary Manufacturing Change in accordance with the applicable

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Change Notification Period prior to the proposed implementation. [***]. Vericel shall, within [***] of receipt of MediWound’s notice, notify MediWound in writing whether Vericel accepts or rejects the proposed change, such consent not to be unreasonably withheld, conditioned or delayed unless consultations with regulatory authorities are required to assess the impact of such proposed change.

4.4    Regulatory Changes.
(a)    Notwithstanding any other provision under this Agreement to the contrary, if either Party receives notice, or is otherwise informed of, any change to the Manufacturing process or Specifications for a Product or Key Materials, the Facility or any change that has an impact of the obligations of Vericel or MediWound under this Agreement that is required by applicable Law or that is otherwise required by any applicable Regulatory Authority (any such change, a “Regulatory Change”), such Party shall promptly deliver notice thereof to the other Party. Within the applicable Change Notification Period, MediWound shall notify Vericel in writing of MediWound’s good faith and reasonable determination as to (i) whether MediWound is technically able to comply with such Regulatory Change, (ii) whether the Regulatory Change would adversely affect MediWound’s ability to timely manufacture and supply any Product supplied hereunder and (iii) the costs to implement such Regulatory Change. MediWound shall use commercially reasonable efforts to cause Key Material Suppliers to provide such notice of any Regulatory Change to MediWound or Vericel.
(b)    If MediWound determines it is technically unable to comply with the Regulatory Change at the Facility in the timeframe required by the applicable Regulatory Authority, then, in MediWound’s discretion, it shall have the right to transfer the Manufacturing of the applicable Product to an alternative facility of MediWound that is qualified and approved for Manufacturing such Product in accordance with this Agreement, if available. In the event MediWound is unable to supply Product as a result of such Regulatory Change, Vericel, in its sole discretion, shall be entitled to source all or any portion of Vericel’s requirements of the applicable Product, until MediWound regains the ability to supply Product, from a Third Party, including from the Second Source. Notwithstanding anything to the contrary contained in this Agreement, if as a result of a Regulatory Change, MediWound is unable to Manufacture and supply a Product to Vericel, Vericel shall be entitled to source such Product, until MediWound regains the ability to supply Product, from a Third Party or Second Source in accordance with this Section 4.4(b), in which case MediWound shall use commercially reasonable efforts to provide Vericel with reasonable technical assistance with regard to transferring the technology relating to the Product to such Third Party, and the Parties shall discuss the allocation of such costs related to such transfer, including MediWound’s expenses and any incremental costs of supply of such Product and Materials from such Third Party consistent with Schedule 4.5.
(c)    If MediWound determines it is technically able to implement a Regulatory Change required by a Regulatory Authority in the Territory, the costs for such Regulatory Change shall be borne by Vericel consistent with Schedule 4.5.

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4.5    Ongoing Regulatory Assistance. Within [***] following Vericel’s request, MediWound shall provide technical data and assistance in answering Vericel’s questions (a) for regulatory filings and for process changes initiated by MediWound at no cost to Vericel, (b) for process changes initiated by Vericel at the cost of Vericel for the applicable number of hours at a Full Time Equivalent rate described in Schedule 4.5, (c) for new regulatory registrations, which shall be at Vericel’s cost, and (d) for periodic regulatory reporting and questions from regulatory authorities, which shall be at the cost of Vericel.
ARTICLE 5
PRICE AND PAYMENT TERMS

5.1    Supply Price. On a Product-by-Product basis, the price payable in U.S. Dollars by Vericel for supply of such Product for a given Calendar Year shall be as set forth on a per unit basis on Exhibit A (with respect to each Product, the “Supply Price”), which shall be updated on a Calendar Year basis in accordance with Section 5.2 below.
5.2    Price Mechanics.
(a)    Beginning on [***] (each, a “Re-Pricing Date”), MediWound may annually increase the Supply Price for a Calendar Year in accordance with the terms of this Section 5.2.  MediWound may increase the Supply Price for a Calendar Year if the United States Producer Price Index (Chemical Manufacturing) published by the Bureau of Labor Statistics (the “PPI”) [***] and (b) in the event the PPI [***]. MediWound shall give Vericel at least [***] prior written notice of any such adjustment to the Supply Price.
(b)    In addition to the foregoing price adjustment mechanism, MediWound may propose an adjustment to the Supply Price to reflect changes that substantially affect MediWound’s costs or ability to supply Product. MediWound shall provide Vericel with written notice of such changes and its proposed adjustment and provide appropriate documentation demonstrating that the price adjustment is required. Following Vericel’s receipt of such notice and documentation, the Parties will engage in good faith discussions to negotiate a mutually agreed upon adjustment to the Supply Price, if any.
(c)    Unless otherwise agreed by the Parties, the adjusted Supply Price will be the Supply Price for the next applicable Purchase Order placed after Vericel’s receipt of notification of the adjusted Supply Price, and shall apply to each Purchase Order placed thereafter until the next adjustment is made (if any) in accordance with the above mechanism.
5.3    Cost Savings. Either Party may propose changes to any Manufacturing process in order to obtain efficiencies and cost savings in such process (“Cost Savings Change”). The proposing Party shall submit to the other Party a proposal detailing the Cost Savings Change, the implementation of such Cost Savings Change, and the analysis of the expected efficiencies and cost savings from such Cost Savings Change. If Vericel proposes a Cost Savings Change and (a) MediWound determines it is technically able to implement the Cost Savings Change, (b) the Cost Savings Change would not materially adversely affect the applicable Facility, and (c) Vericel agrees to pay the costs to implement such Costs Saving Change as an Additional Service Fee,

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MediWound shall agree to implement such proposed change which MediWound shall not unreasonably decline to implement. If MediWound proposes a Cost Savings Change and the Parties agree to its implementation, (i) Vericel shall pay MediWound the agreed amount to implement such change as an Additional Service Fee prior to the implementation of such Cost Savings Change; and (ii) MediWound shall make its reasonable commercial efforts to implement such Cost Savings Change pursuant to a mutually agreed upon schedule. In the event cost savings are actually achieved, then the cost saving will be [***] between the Parties (i.e. [***] of the cost savings shall be added to the new discounted Supply Price).
5.4    Payments. Unless specified otherwise, any payment to be made by Vericel under this Agreement shall be made within [***] from date of invoice. It is hereby agreed that the invoice with respect to any shipment will be issued upon the delivery date. The Parties’ respective rights and responsibilities under Sections 5.6.5 and 5.6.6 of the License Agreement shall apply as such Section pertains to the Parties’ performance under this Agreement, and are hereby incorporated by reference.
5.5    Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the [***] following the date on which such payment was due, calculated at the [***] for the due date, or, if lower, the maximum rate permitted by law, calculated from the due date until paid in full. Each payment made after the due date shall be accompanied by all interest so accrued. Notwithstanding the foregoing, a Party shall have recourse to any other remedy available at law or in equity with respect to any delinquent payment, subject to the terms of this Agreement.
5.6    Taxes. Vericel shall be responsible for the payment of any value added or similar tax (but excluding, for avoidance of doubt, any tax on the income of MediWound) on the Products delivered by MediWound to Vericel, to the extent such taxes are itemized and included on a valid invoice and required to be collected from Vericel under applicable Law. In addition, in the event any payments made by Vericel pursuant to this Agreement become subject to withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, Vericel shall deduct and withhold the amount of such taxes for the account of MediWound to the extent required by applicable Laws or regulations; such amounts payable to MediWound shall be reduced by the amount of taxes deducted and withheld; and Vericel shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and transmit to MediWound an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld. Any such withholding taxes required under applicable Laws or regulations to be paid or withheld shall be an expense of, and borne solely by, MediWound. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. Vericel will provide MediWound with reasonable assistance to enable MediWound to recover such taxes as permitted by applicable Laws or regulations.

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ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1    Mutual Representations and Warranties. As of the Effective Date unless otherwise specified, each of MediWound and Vericel hereby represents and warrants to the other Party that:
(a)    it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b)    the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;
(c)    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(d)    this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and
(e)    the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any agreement or arrangement with any Third Party existing as of the Effective Date.
6.2    Compliance with Law. During the Term of this Agreement, each Party shall comply in all material respects with all applicable Laws (including Regulatory Standards, cGMP as applicable to MediWound and cGMP to the extent applicable to Vericel) applicable to its performance under this Agreement.
6.3    Product Warranty. MediWound represents and warrants to Vericel that, at the time of delivery of the given Product to the Delivery Site pursuant to Section 2.9(c), such Product so delivered pursuant to this Agreement will constitute Conforming Product and, except with respect to Section 2.13, will have a shelf life equal to or exceeding the Minimum Shelf Life (the “Product Warranty”).
6.4    No Liens. MediWound represents, warrants and covenants that all Product delivered to Vericel (or its designated Affiliate or contractor) pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances.
6.5    Debarment. As of the Effective Date hereof and at all times during the Term of the Agreement, each Party represents and warrants to the other Party that neither it nor, to its knowledge, any of its existing subcontractors or Suppliers, is debarred as of the Effective Date, and neither it nor any of its subcontractors or Suppliers shall, during the Term, use in any

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capacity the services of any Person debarred by any Regulatory Authority, including under Subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992 or any other equivalent Regulatory Standard. In the event either Party learns that it, any of its employees or contractors, any Supplier or any of a Supplier’s employees or contractors has been debarred, it shall notify the other Party promptly, and in any event within [***] of learning of such debarment. In the event that MediWound, any of its employees or contractors, any Supplier or any of a Supplier’s employees or contractors has been debarred, MediWound shall immediately remove or have removed such Person from thereafter performing Manufacturing or supply activities under this Agreement with respect to the Product upon learning of such debarment. In the event that Vericel, any of its employees or contractors, any Sublicensee or any of such Sublicensee’s employees or contractors has been debarred, it shall immediately remove or have removed such Person from thereafter performing distribution activities under this Agreement with respect to the Product upon learning of such debarment.
ARTICLE 7
INDEMNITY, INSURANCE

7.1    Indemnification by MediWound. MediWound will indemnify, defend and hold harmless Vericel, its Affiliates, Sublicensees, contractors, Distributors and each of its and their respective employees, officers, directors and agents (each, a “Vericel Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, “Liability”) that the Vericel Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:
(a)    the material breach by MediWound of any of its representations, warranties or covenants set forth in Article 6;
(b)    any Recall or withdrawal of Product to the extent attributable to MediWound’s breach of this Agreement or the Quality Agreement; or
(c)    the gross negligence or willful misconduct of MediWound or any subcontractor or Supplier acting on behalf of MediWound relating to its activities in connection with this Agreement; except, in each case, to the extent (y) caused by the negligence, recklessness or intentional acts of Vericel or any Vericel Indemnified Party or (z) Vericel is required to indemnify MediWound pursuant to Section 7.2.
7.2    Indemnification by Vericel. Vericel will indemnify, defend and hold harmless MediWound, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “MediWound Indemnified Party”) from and against any and all Liability that the MediWound Indemnified Party may be required to pay to one or more Third Parties (other than shareholders of MediWound or its Affiliates) resulting from or arising out of:
(a)    the material breach by Vericel of any of its representations, warranties or covenants set forth in Article 6;

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(b)    any Recall or withdrawal of Product to the extent attributable to Vericel’s breach of this Agreement or the Quality Agreement; or
(c)    the gross negligence or willful misconduct of Vericel or any subcontractor or Supplier acting on behalf of Vericel relating to its activities in connection with this Agreement; except, in each case, to the extent (y) caused by the negligence, recklessness or intentional acts of MediWound or any MediWound Indemnified Party or (z) MediWound is required to indemnify Vericel pursuant to Section 7.1.
7.3    No Right of Indemnification under License Agreement. No right of indemnification shall exist under the License Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement and, for the avoidance of doubt, except as set forth in Section 7.6, no limits on indemnification or liability set forth in the License Agreement shall apply to this Agreement.
7.4    Procedure.
(a)    Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
(b)    Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [***] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (ii) the Third Party Claim seeks solely monetary damages and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (i), (ii) and (iii) above are collectively referred to as the “Litigation Conditions”). Within [***] after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as

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such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [***] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement.
(c)    Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate liabilities arising from such Third Party Claim.
7.5    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, WITH RESPECT TO THIS AGREEMENT (INCLUDING THE MANUFACTURE AND SUPPLY OF PRODUCT HEREUNDER), EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
7.6    LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, SUFFERED BY THE OTHER PARTY, EVEN IF THAT PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. [***].

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7.7    Insurance. For the duration of this Agreement and for a period of [***] following its termination, each Party agrees to obtain and maintain, during the Term, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers (or pursuant to a program of self-insurance reasonably satisfactory to the other Party) to cover its indemnification obligations under Section 7.1 or Section 7.2, as applicable, in each case with limits of not less than [***] per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better.
ARTICLE 8
TERM AND TERMINATION

8.1    Term. The term of this Agreement will commence upon the Effective Date and will continue until the fifth (5th) anniversary of the Effective Date, unless earlier terminated or extended under this Article 8 (the “Initial Term”). At least twenty-four (24) months from the end of the Initial Term, Vericel shall provide MediWound notice whether Vericel elects to extend the Initial Term of the Agreement by an additional twenty four (24) months. After the Initial Term (including any extension thereto made in accordance with the preceding sentence), the Agreement may be extended on a yearly basis up to ten (10) years at Vericel’s sole discretion, with renewal notice to be provided to MediWound no later than twelve (12) months prior to the expiry of any yearly extension (the “Renewal Term”, and the Initial Term, together with the Renewal Term, if any, the “Term”); provided that unless otherwise agreed by the Parties, the Term of this Agreement (including the Initial Term, any extension of the Initial Term and any Renewal Terms) shall be no more than fifteen (15) years in total.
8.2    Automatic Termination. This Agreement will automatically immediately terminate in the event of the expiration or termination of the License Agreement.
8.3    Termination for Breach. Subject to the provisions of Article 10 below, either Party may terminate this Agreement in its entirety if the other Party materially breaches a material provision and does not cure such breach, or does not take reasonable steps required under the circumstances to cure such breach going forward, within [***] after receiving notice of the breach.
8.4    Termination by Vericel. Following the Initial Term, Vericel may, without penalty or prejudice to any other rights or remedies Vericel may have, in its sole discretion terminate or reduce the scope of any individual activities contemplated by this Agreement or any Additional Service or with respect to any Product or terminate this Agreement as a whole with or without cause, upon [***] prior written notice of such termination or reduction (which such written notice may be provided during the Initial Term).
8.5    Termination by MediWound. Following the Initial Term, MediWound may terminate this Agreement by notice in writing to Vericel upon on at least [***] advanced written notice (or such longer period of time as reasonably necessary to avoid a supply disruption) if MediWound determines to cease Manufacturing the applicable Product for the Territory, but in such case MediWound will reasonably cooperate with Vericel to enable Vericel to establish its own source for the Product (including, to the extent requested by Vericel and within

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MediWound’s ability to do so, by transferring MediWound’s applicable Third Party manufacturing relationships to Vericel).
8.6    Effects of Termination. Any expiration or termination of this Agreement shall not affect any claims that have accrued or outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this Agreement. In addition, upon the expiration or earlier termination of this Agreement:
(a)    if Vericel terminates the Agreement for breach or MediWound terminates in accordance with Section 8.5, Vericel shall have the option of [***]
(b)    Vericel shall pay to MediWound: (i) all amounts outstanding and remaining to be paid for Product supplied prior to such expiration or termination or under any other obligation under the Agreement; (ii) all amounts for Product in the Binding Forecasts and Binding Orders prior to the expiration or termination, provided that MediWound delivers such Product in accordance with the terms of this Agreement; (iii) all amounts representing the purchase by MediWound of Materials in reliance upon the Binding Forecasts and Binding Orders (if MediWound is unable to cancel (without incurring any costs) or otherwise use such Materials); and (iv) all amounts representing remaining inventory of Product and all Product work in process undertaken in accordance with the Binding Forecasts or Binding Orders or undertaken otherwise in accordance with the terms of this Agreement.
(c)    Following expiration of the Royalty Term (as defined in the License Agreement) for any Licensed Product in a given country, the license granted to Vericel under Section 9.1 of this Agreement with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.
8.7    Survival. Upon expiration or termination of this Agreement for any reason, the following terms of this Agreement shall survive: Article 1, Sections 3.2, 5.4, 5.5 and 5.6, Article 7, Article 8, Sections 9.1 and 9.2 (except in the event of termination of the License Agreement under Section 9.2, 9.3 or 9.4 thereof), Section 9.3, Article 10, and Article 11.
ARTICLE 9
INTELLECTUAL PROPERTY RIGHTS

9.1    Manufacturing License Grant. Subject to the terms herein, MediWound hereby grants to Vericel a non-exclusive, sublicensable (subject to Section 4.2 of the License Agreement) license under the MediWound Technology and MediWound’s interest in the Joint Technology, to Manufacture and have Manufactured Licensed Products in the Territory for use in the Field in the Territory.
9.2    Trademarks License Grant. MediWound hereby grants to Vericel an exclusive (even as to MediWound), sublicensable, royalty-free, fully paid-up, license in the Territory to use the Licensed Trademarks (as defined in the License Agreement) and a non-exclusive, sublicensable, royalty-free, fully paid-up, license to use the MediWound name and trademark, in

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each case, in connection with the Manufacture of Licensed Products in or for the Territory. All uses of the Licensed Trademarks by Vericel (and its Affiliates, Sublicensees and Distributors) in connection with the Manufacture of Licensed Products in or for the Territory shall be in accordance with Regulatory Approvals and all applicable Laws and MediWound’s quality control guidelines for the Licensed Trademarks, as may be amended from time to time. Vericel (and its Affiliates) shall only use the Licensed Trademarks licensed hereunder in connection with the Manufacture of Licensed Products in the Territory. Vericel shall not (and shall cause its Affiliates, Sublicensee and Distributors not to) use such Licensed Trademarks to identify, or in connection with the marketing of, any other products.
9.1    Ownership. Ownership of all inventions and discoveries made by the Parties in the course of Manufacturing and supply of the Product hereunder (including Manufacture and supply of Product) shall be determined in accordance with the terms of the License Agreement.
ARTICLE 10
FORCE MAJEURE
10.1    Excusing Performance. Neither Party shall be liable for the failure to perform its obligations under this Agreement to the extent such failure is due to events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances involving the workforce of any Third Party, or acts of God (a “Force Majeure Event”). Notwithstanding anything to the contrary herein, the occurrence of a Force Majeure Event will not excuse or prevent a failure of MediWound to deliver Product from being deemed a “Supply Failure” or otherwise limit Vericel’s rights, to the extent applicable, under Section 2.13.
10.2    Notice of Force Majeure Event. A Party claiming a right to be excused from performance under Section 10.1 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the Force Majeure Event and the estimated likely period of time during which its performance will be affected.
10.3    Resumption; Termination. A non-performing Party as a result of a Force Majeure Event shall use reasonable best efforts, at its own expense, to eliminate the Force Majeure Event and to mitigate the effect of such cause and resume performance under this Agreement, in each case, as soon as practicable and for as long as such Force Majeure Event continues. Further, consistent with diligent risk management practices, MediWound will keep current a risk management program. If MediWound is affected by any Force Majeure Event, MediWound agrees to perform its obligations under this Section 10.3 to mitigate the effect thereof and resume performance under this Agreement in the same manner as MediWound would use to resolve any similar disruptions affecting its own products (including EscharEx). MediWound shall use reasonable best efforts to ensure that the impact of the Force Majeure Event shall not be relatively greater for Vericel than it is for MediWound with respect to MediWound’s products (including EscharEx).

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ARTICLE 11
MISCELLANEOUS
11.1    Assignment. Neither this Agreement nor any interest hereunder shall be assignable by a Party without the prior written consent of the other Party, except as follows: (a) such Party may assign its rights and obligations under this Agreement to any of its Affiliates, provided that the assignee shall expressly agree to be bound by such Party’s obligations under this Agreement and that such Party shall remain liable for all of its rights and obligations under this Agreement, and (b) either Party may assign its rights and obligations hereunder to a Third Party in connection with a permitted assignment or other permitted transfer of the License Agreement. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 shall be void.
11.2    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.
11.3    Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to Vericel shall be addressed as follows:
Vericel Corporation
64 Sidney Street
Cambridge, Massachusetts 02139
Attention: Chief Financial Officer
with a copy to:
General Counsel
All correspondence to MediWound shall be addressed as follows:

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MediWound Ltd.
42 Hayarkon Street
Yavne, Israel 8122745
Attention: Chief Financial Officer
with a copy to:
General Counsel
11.4    Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
11.5    Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.
11.6    Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.
11.7    Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.8    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of

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this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
11.9    Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.
11.10    Consent to Jurisdiction. In the event of any dispute arising out of or relating to this Agreement other than a dispute arising under Section 2.7(b), the affected Party shall notify the other Party, and the parties shall attempt in good faith to resolve the matter within [***] after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within [***] after the Notice Date and attempt to negotiate a settlement. If the matter remains unresolved within [***] after the Notice Date, each Party to this Agreement hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, MediWound agrees that a final judgement in an action, suit or proceeding brought in one of the above-named courts may be enforced by Vericel in the competent courts of the State of Israel by suit on such judgment or in any other manner provided by applicable Law.
11.11    Entire Agreement. This Agreement together with the License Agreement and the Quality Agreement, constitutes and contains the complete, final and exclusive understanding and

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agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.
11.12    Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.
11.13    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and both of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable Party.
11.14    No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.
11.15    Confidentiality.
(a)    Section 7 of the License Agreement shall govern the use and disclosure of information disclosed by the Parties under this Agreement. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.15(a), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure (which, at a minimum, shall include redaction of certain financial terms), with the disclosing Party providing as much advance notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 11.15(a), such Party shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement, as may be reasonably requested by the other Party.
(b)    No Party to this Agreement shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any documents or transactions contemplated hereby or the existence of any arrangement between the Parties, without the prior written consent of the other Party whether or not named in such publicity, news release or other similar public announcement, except to the extent permitted under the License Agreement.
11.16    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that Vericel and its Sublicensees,

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as Sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the Effective Date.
MEDIWOUND LTD.
By: /s/ Stephen T. Wills
Name: Stephen T. Wills
Title: Chairman
VERICEL CORPORATION
By: /s/ Dominick Colangelo
Name: Dominick Colangelo
Title: President & CEO

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SCHEDULE 1.26
KEY MATERIALS & KEY MATERIALS SUPPLIERS

Bromelain special Production - CBC Taiwan

[***]

[***]

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SCHEDULE 2.7
TECHNOLOGY TRANSFER DOCUMENTATION
Technology Transfer documents include but are not limited to
[***]

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SCHEDULE 4.1
CHANGE NOTIFICATION

Category of Change	Minimum Notification prior to effectiveness of implementation of the change
Section 4.2 : Changes in Facility
Major – Changes to facility have the potential to have an adverse effect on product quality that requires BLA Prior Approval Supplement.	[***]
• Moderate – Changes to facility have a moderate potential to have an adverse effect on product quality that requires Notification to the Regulatory Authority (e.g., CBE, CBE-30)	[***]
• Minor – Changes to facility have minimal potential to have an adverse effect on product quality that requires annual or periodic reporting to the FDA.	[***]
Section 4.3: Discretionary Manufacturing changes
• Major – Changes have the potential to have an adverse effect on product quality that requires BLA Prior Approval Supplement.	[***]
• Moderate – Changes have a moderate potential to have an adverse effect on product quality that requires Notification to the Regulatory Authority (e.g., CBE, CBE-30).	[***]

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Category of Change	Minimum Notification prior to effectiveness of implementation of the change
• Minor – Changes have minimal potential to have an adverse effect on product quality that requires annual or periodic reporting to the FDA.	[***]
• None – Changes have no potential to have an adverse effect on product quality and has no regulatory impact. • Example o Clarification of internal SOPs	[***]
Section 4.4 Changes required by a Regulatory Authority	[***]

Example Timeline for Major Change (BLA Prior Approval Supplement Required)
Vericel Evaluation: [***]
Pre-Submission discussions with FDA and/or BARDA:  [***]
Testing (presumes rate limitation is stability testing of > 6 months):  [***]
Submission drafting: [***]
FDA Review: [***]
Implementation: [***]

Example Timeline for Moderate Change (BLA CBE-30 Required)
Vericel Evaluation: [***]
Testing:  [***]
Submission drafting: [***]
FDA Review: [***]
Implementation: [***]

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SCHEDULE 4.5
FULL-TIME EQUIVALENT
FTE Rates for Reimbursement of Preapproved Activities Completed by MediWound per Section 4.5:
The FTE rate will be capped per [***].
MediWound personnel will be reimbursed at the designated FTE with an overhead of [***].
Consultants’ costs will be reimbursed only if pre-approved by Vericel before any work is conducted. [***].
Subcontractor costs will be reimbursed only if pre-approved by Vericel before any work is conducted. [***].
Total invoices including FTE wages, applicable overhead, consultant costs and subcontractor costs will be subject [***].

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EXHIBIT A
UNIT PRICES

◦	5 gram units of Finished Product at [***] per unit

◦	2 gram units of Finished Product at [***] per unit

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EXHIBIT B
ADDITIONAL SERVICES

ADDITIONAL SERVICE	COST
Other Additional Services	At the FTE Rates set forth on Schedule 4.5

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